EXHIBIT 10.2

                      NORTH ATLANTIC TRADING COMPANY, INC.
                        3029 WEST MUHAMMAD ALI BOULEVARD
                           LOUISVILLE, KENTUCKY 40212

April 5, 2006

BY HAND

Mr. Jack Africk
Evolution Partners
3700 Airport Road
Boca Raton, FL 33431

RE:  REPRESENTATION WITH THE MCLANE COMPANY

Dear Jack,

As we have discussed and subject to Board approval, we would like to offer you the opportunity to represent National Tobacco Company, I.P. ("NTC"), North Atlantic Operating Company, Inc. ("NAOC") and North Atlantic Cigarette Company, Inc. ("NACC") (together, the "Companies") with respect to the Companies' relationship with and its sales activity to the McLane Company ("McLane"). In general, your duties will be to use your best efforts to increase the Companies' sales and to foster a strong relationship with McLane.

The Companies, through NTC, will compensate you by paying you a percentage of Net Sales achieved over certain targets. "Net Sales" is defined to mean Gross Sales less (i) cash discount (early payment terms), (ii) returns, (iii) allowances (any discount or other incentives offered to McLane, all of which must be documented) and (iv) any other deductions, proper or otherwise, taken by McLane.

The percentages and targets, which are set by product category, are:

Loose Leaf Tobacco Products
---------------------------
You will be compensated at a rate of 2.6% of the dollar amount of Net Sales in 2006 in excess of 2005 Net Sales. To illustrate, if Net Sales for loose leaf for the year 2006 is $1 million more than 2005 Net Sales, you will be paid 2.6% on the $1 million excess sales gain, or $26,000.

Premium Cigarette Papers
------------------------
You will be compensated at a rate of 3.0% of the dollar amount of 2006's Net Sales in excess of Net Sales in 2005.


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Make-Your-Own Cigarette Tobacco and Related Products
----------------------------------------------------
You will be compensated at a rate of 1.3% of the dollar amount of Net Sales in 2006 in excess of 2005 Net Sales.

Cigarettes
----------
You will be compensated at a rate of 3.5% of the dollar amount of Net Sales in 2006 in excess of 2005 Net Sales.

Payment will be made within 45 days of the end of the calendar year.

This agreement will commence January 1, 2006 and will conclude on December 31, 2006. The agreement may be extended on ninety (90) days' notice prior to the expiration of term by mutual agreement of the parties.

You are an independent contractor and nothing in this agreement shall be constructed as giving you the status of an "employee." Nonetheless, when conducting yourself on behalf of the Companies, you will agree to observe and follow all of the Companies' policies and procedures. In addition, you do not have the authority to independently bind the Companies to any commitment without prior written approval of executive management.

This agreement is in addition to and does not modify your existing Consulting Agreement.

We are pleased that you are willing to represent us and look forward to our mutual success.

If the above accurately states our agreement, please sign below to indicate your acceptance.

Very truly yours,

/s/ Douglas P. Rosefsky
------------------------
Douglas P. Rosefsky
Chief Executive Officer


cc: Thomas F. Helms, Jr.

AGREED AND ACCEPTED this 5th day of April, 2006:

EVOLUTION PARTNERS

/s/ Jack Africk
------------------------
By: Jack Africk